Exhibit 99.2

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

August 6, 2008

4:00 pm CT

Operator:	Good afternoon ladies and gentlemen and Welcome to the Bakbone Software First Quarter Fiscal Year 2009 Conference Call.

At this time, all participants are in a listen-only mode. Following today’s presentation, there will be a question and answer session.

At this time, for opening remarks and instructions, I would like to turn the call over to Ms. Jennifer Trager, Investor Relations for Bakbone Software. Please go ahead Ms. Trager.

Jennifer Trager:	Thank you (Mark) and Welcome to everyone on today’s call. As a reminder, Bakbone is a March 31st year-end company, and therefore we are reporting our first quarter of fiscal 2009 results today.

On this conference call we will provide non-GAAP financial results. This conference is also being recorded for replay and being webcasted. An archive of today’s webcast will be available on our website following the call.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

The purpose of today’s conference call is to discuss Bakbone Software’s booking and cash results from the first quarter fiscal year 2009. Participating on the call are Bakbone Software’s CEO Jim Johnson, Interim CFO Mike Compton and Ken Horner as SVP of Corporate Development.

Before we start the call today, I would like to make some comments on forward looking statements. Today’s conference call, including the question and answer period, may include forward-looking statements that involve risks, uncertainties, assumptions, and other factors which if they do not materialize or prove correct, could cause actual results to differ materially from historic results or those expressed or implied by such forward-looking statements.

Our forward-looking statements should be considered in the context of the risk factors disclosed in our most recent report filed with the Securities and Exchange Commission as well as those risk factors disclosed in our current report with the Canadian Security Administrators. And the company undertakes no responsibility to update the information in this conference call under any circumstances.

Our press release was issued today over the wire services after the market closed and will also been furnished to the SEC as an 8-K filing. The press release is also available on our website at www.bakbone.com in the Investor Relations Section under SEC Filings.

With that, I would like to turn the call over to Jim Johnson, CEO of Bakbone Software.

James Johnson:	Thank you Jennifer. Good afternoon ladies and gentlemen and welcome to today’s conference call.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

Let me start with a quick review of some of our figures and then I will talk about our highlights of our quarter.

During the first quarter, typically a slower quarter due to industry seasonality, our total worldwide bookings for the sale of software licenses and maintenance contracts was approximately $14.2 million, representing an annual growth of 7% from the first quarter of 2008 and a sequential decrease of 21% from the $18 million that we reported from our very strong fourth quarter of fiscal 2008.

As I mentioned, we have historically and in line with the general software industry, experienced a slowing in bookings during the fourth and first quarters. Our fourth quarter of fiscal 2008 was uncharacteristically strong, due to our success in closing a single multimillion dollar deal. As a result, we were not surprised to see a slight sequential decline in bookings from the fourth quarter of our first quarter 2009.

As in previous quarters, our business continues to be fairly equally distributed across our three regions, North America, Europe Middle East and Africa, and Asia Pacific.

Our EMEA and APAC regions were particularly strong in our first quarter. Year over year growth for the EMEA was nearly 20% while APAC increased 24%. Both regions increased modestly on a sequential basis. Our North America bookings decreased by 5% year over year.

On our last conference call I highlighted four areas that Bakbone Software is focused on for Fiscal 2009. Just to review, these four areas were: introducing a stepped up marketing and branding campaign; key product deliverable activities; building a stronger alignment between Bakbone and its channel partners; and fourth would be to continue to improve our internal operating efficiencies and the conclusion of our restatement and audit processes.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

During the first quarter we started to execute on all four of these goals. First on the marketing front, we have launched an advertising and marketing program that has seen some good traction. The program combines print and online advertising with a free easily downloaded trial demo.

NetVault Back-Up is the only enterprise data protection solution available for web download and evaluation as a full blown product. Our development teams delivered six major product releases and several product updates. I’m just going to highlight a few of these so you can get an idea of how we are bolstering our product offerings.

Early in the quarter we announced NetVault Report Manager Pro, an update to Bakbone’s NetVault Report Manager Solution. The new version provides detailed back-up log reports and advanced search capabilities along with extensive monitoring and reporting for back-up, disk space, and exchange.

Then, we launched two important products to provide solutions for SharePoint and VMware, two very high growth areas. First, we expanded our offerings for Microsoft’s Application Data Protection with new support for Microsoft Office SharePoint Server 2007. Bakbone’s NetVault Back-Up application plug-in module for SharePoint provides a powerful data protection solution that minimizes downtime, eliminates scripts, and offers multiple recovery scenarios.

According to the industry analysts, SharePoint is being widely adopted at the infrastructure level across all industries. Due to the nature of SharePoint’s unstructured data, there are significant opportunities around data protection and data integrity for this market.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

The second opportunity that we’re excited about is the market for virtualization, specifically VMware. During the first quarter, we introduced NetVault Back-Up 8.1 with support for both individual and entire groups of VMware ESX servers, as well as full virtual data centers.

This version of NetVault Back-Up product gives Back-Up’s customers the flexibility to deploy data protection in virtual environments and manage the solution under one umbrella from one GUI.

The virtualization market has enormous potential for Bakbone. According to an InfoPro study about VMware, by 2010 over 50% of all new servers deployed will host virtualization. According to a recent IVC survey, more then 41 million physical servers will be installed and a $20 billion business will be spent on server virtualization by 2010.

In addition to new VMware capabilities, Bakbone continues to strengthen its commitment to the Linux Platform for providing full support for Novell’s Open Enterprise Server 2. Bakbone offers the broadest Linux capabilities in the storage management market supporting more leading Linux distribution and applications then any other data protection software vendor.

As a further indication of our dedication to cultivating new Linux customers, we introduced a NetVault Back-Up Free Use edition developed for Red Hat users. This version incorporates the same core technology used by thousands of companies worldwide, providing sophisticated disk data protection.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

In connection with this solution, Red Hat has added Bakbone’s NetVault Back-Up to its Global Compatible Software Catalog, making it the first commercially developed free use enterprise class, data protection solution, offered to the worldwide Red Hat community.

Additionally, Bakbone is offering a new subscription base pricing model, with the immediate availability of two NetVault Back-Up solutions for the Red Hat community.

NetVault Back-Up SMV edition developed for Enterprise Linux is designed to address the needs of the small and mid size organization. While NetVault Back-Up Enterprise Edition developed for Enterprise Linux delivers unlimited scalability and flexibility for the most demanding large data center environments.

These new solutions make NetVault Back-Up on the Red Hat platform even simpler and more cost effective to purchase, deploy and manage.

And lastly on the product front, Bakbone is now certified with Data Domain. The combination of Bakbone’s award winning data protection solution, NetVault Back-Up and Data Domain’s advanced de-duplication storage systems, give clients a high performance, cost effective data protection that provides concurrent and scalable back-up operations, seamless integration, and lower total cost of ownership.

Our product development teams have been very busy during the first quarter and I applaud them for their hard work in delivering these products on time. It’s important to note that our products continue to win high profile industry awards and recognition as the best of class in the offerings.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

In June NetVault: Back-Up 8.0 won Storage Magazine’s 2008 Storage Award for Best Backup Product, beating solutions in the same category by other storage vendors including CommVault and Symantec.

In addition, Bakbone’s NetVault: Replicator was runner up in the Replication Product of the Year category. This is Bakbone’s second year in a row winning the Best in Category Award at the Storage Awards.

During the first quarter, we developed our improved and recently launched channel advantage partner program. As Bakbone continues to expand its product portfolio and execute on its integrated data protection strategy and enhanced channel advantage partner program initiatives will help our channel partners more easily bring our products to our clients.

Bakbone’s channel partners have access to a completely overhauled partner portal that is available through the Bakbone website. The portal redesigned for easier navigation is a one-stop location for our partners with features that include opportunity registration, product information, updated price lists, marketing support, and much more.

On the filing front, I’m extremely pleased to be able to say we have filed our Form 10-K with the SEC through fiscal years 2004, 2005, and 2006. This filing is the first and most challenging step for Bakbone to take towards becoming a current filer with the SEC. We filed this massive document today.

So I am sure that most of you have not had a chance to read in its entirety.

While the filing of this document is cause for some celebration, we still have work to do in order to be a current filer and while the information this filing is important, it is a reflection of the Bakbone’s fiscal year’s 2006 and earlier.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

I want to stress that I am optimistic about the opportunity in the success of Bakbone today and going forward.

Mike will go through some of the main points during his presentation.

So I will continue to tell you now about some other highlights of our first quarter of fiscal 2009. During the first quarter our sales team signed 64 worldwide contracts valued at more then $25,000 each.

I’d like to highlight two particular - deals in particular that were larger than $50,000. The first customer, an information access software company that provides innovative information access and business intelligence, needed a data protection solution that could accommodate its rapidly expanding environment, that included two recently added data centers for the net port appliance infrastructure.

They evaluated a variety of solutions from one of our large competitors, but ultimately selected Bakbone’s NetVault Back-Up Solution with support for NDMP. Their selection was driven by NetVault’s superior support for the network appliance on-tap environment and a level of customer service that Bakbone provided as a part of their evaluation process.

Another large deal was a major state university system. In this scenario, this customer replaced their EMC Legato Solution with NetVault Back-Up to protect both server and desktop environments.

We are pleased with the ramp up of our partnerships with Silicon Graphics and Beijing Hope Software as well. Beijing Hope Software, which has been up and running for about three months, is running two programs with Bakbone that are showing good success at this point in time.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

The first bundles our products with King B Accounting Software. King B is the second largest ERP software vendor in China. The second program is a computer associates replacement program. As a former large distributor of CA in China, Beijing Hope is actively selling Bakbone to their CA clients.

The OEM relationship with Silicon Graphics continue to grow as well. In fact, this is Bakbone’s first hard bundle OEM agreement. Silicon Graphics has integrated NetVault Replicator with their Infinity Storage NEXIS 500, 2000, 7000, and 9000 NAS platforms to offer out-of-the-box systems failure services, remote site data consolidation and data synchronization capabilities.

NetVault Replicator has been shipping with each of these since March of 2008. Through this partnership with Silicon Graphics we already have several large multinational customers utilizing NetVault Replicator and our pipeline or funnel continues to grow.

As you can see, we completed several important steps in reaching our goals for fiscal 2009. After Mike Compton provides additional color on our bookings, cash figures and filings, Ken Horner will speak on our outlook for the rest of the fiscal year.

With that, I’ll turn the call over to Mike. Mike.

Mike Compton:	Thanks J.J. I too, am pleased to be able to report that we have filed our restated financial statements for fiscal year 2004 and our initial filings for 2005 and 2006 with the SEC.

This has been a long and resource consuming process and we still have work to do. However, these three years were the most complex and challenging. We have put in place certain controls and processes that should allow the audit of 2007, 2008 and any periods for 2009 to be significantly easier.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

Now I’d like to review the first quarter of fiscal 2009. I’ll begin by summarizing our cash position and other key numbers followed by a discussion and a little more detail of the bookings.

Finally, I’ll conclude with a brief review of the 10-K and the impact of the restatement on our financials for 2004 through 2006.

Bakbone’s total cash balance at June 30, 2008 was $10 million, compared to $10.1 million as of March 31, 2008. Our DSO for the first quarter of 2009 was 46 days, which is comparable to 42 days in the prior quarter.

The primary contributor to the change was due to the affect that a multimillion dollar license agreement signed in March 2008 had on our Q4 2008 DSO.

Bakbone is a global company and currently has approximately 283 employees worldwide. Bakbone reports $14.2 million of booked business in the first quarter of 2009. Bookings were comprised approximately of 48% software licenses, 52% services and maintenance.

This compares to the previous quarter which was approximately 64% software and 36% services and maintenance. This shift in mix was due primarily to the typical seasonality and the large multimillion dollar license deal signed in March as reported in our last quarterly call.

Our first quarter 2009 LSIM bookings (or License, Services and Initial Maintenance) increased by 6% from the same period in 2008 and decreased 31% from our fourth quarter 2008. LSIM does not include our renewal maintenance.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

As you know, bookings are not a GAAP revenue metric, and accordingly should not be construed as revenue. However, bookings do represent the dollar amount of business that was signed in the quarter.

In Q1 2009 software sales generated through our channels were approximately 83% of our total software bookings. This compares roughly to 63% in the fourth quarter of 2008 and 82% in the first quarter fiscal year 2008.

Now I’d like to turn to the subject of interest to us all, Bakbone’s financial filings. It is satisfying to be able to report that we have now filed our 10-K with the SEC for fiscal years 2004, 2005, and 2006. This is an important milestone towards becoming a current filer.

Briefly, I will review the process leading to the restatement of our fiscal year 2004 results and delays in completing the initial filings associated with our FY05 and FY06 Form 10-K.

In December 2004 we determined that our consolidated financial statements for fiscal year 2004 required restatement because they contained an error in the calculation of a non-cash beneficial conversion feature recorded in connection with the issuance of the company’s Series A Convertible Preferred Stock in July 2003.

Additionally, we determined that our consolidated financial statements as of and for the period ended June 2004, required restatement related to an error in the revenue recognized during that period on a contract with a single OEM customer.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

From January 2005 through May 2006 we performed an extensive review of our revenue-related business processes in connection with the restatement and in April 2006 our board of directors determined that an independent investigation should be directed by a special committee of the board of directors with respect to our historical business practices regarding revenue recognition.

The special committee engaged independent advisors in connection with this review. In September 2006 the independent advisors reported to the special committee that certain of our business practices had permitted improper recognition of revenue in previous periods.

The business practices that resulted in improper revenue recognition included the inappropriate use of the separate element method, as we allowed customers to exchange products at an unforeseeable future date, allowing customers to return products in our overseas regions and not recording a sales return reserve related to those sales, recording revenue on sales transactions prior to obtaining required sales documentation, and selling products to certain resellers as inventory and recognizing the revenue on these sales prior to the products being sold to the end users.

The board of directors concluded that they were satisfied with the scope, the procedures performed and the related finding in the report. From June 2006 through November 2006 a review of our stock option granting practices was performed as well, including a review of the existence of contemporaneous records supporting the recorded grant dates of issued stock options.

Based upon this review, we did not identify evidence of any intentional actions by our personnel related to an improper determination of grant dates.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

However, we did identify that in certain instances our stock option grants were not accounted for in accordance with U.S. generally accepted accounting principles.

These instances included not recording any stock based compensation expense related to a stock option regrant program for the board of directors and the chief executive officer and stock options grants issued with contingent terms.

As a result, we restated the prior period financial statements to reflect the appropriate accounting. The affects of the restatement on our previously reported consolidated statements of operations for the year ended March 31, 2004 and for the three months ended June 30, 2004, including the revenue related restatement adjustments in these periods, primarily resulted in previously recognized revenue being deferred and recognized randomly over subsequent periods.

We also made certain non-revenue related adjustments to our expenses and other accounts related primarily to a beneficial conversion feature on preferred stock, income taxes, stock-based compensation, and foreign exchange gains and losses.

Finally, we made certain adjustments to our pro forma stock-based compensation expense for the year ended March 30, 2004. For fiscal year 2004, the effects of the adjustments on our consolidated statement of operations was a decrease in revenue of $14.9 million, an increase in operating expenses of $0.5 million, a decrease in other expense of $0.3 million, a decrease in provision for income taxes of $0.3 million, an increase in the beneficial conversion feature on preferred stock of $6.4 million and an increase in net loss attributable to common share holders of $21.2 million or 35 cents per share.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

For the three months ended June 30, 2004 the effect of the adjustments was a decrease in revenue of $3.2 million, an increase in operating expenses of $0.1 million, a decrease in other income of $0.1 million, an increase in provisions for income taxes of $0.1 million, and an increase in the net loss of $3.5 million or five cents per share.

As I discussed in previous calls, the company transitioned from the residual to the ratable method of accounting. Under the ratable revenue recognition method, license bookings are recognized as revenue over the appropriate period, which is generally three to five years.

We define bookings as the gross dollars invoiced through the sale of software licenses, maintenance contracts, and professional services. For example, in fiscal year 2006 we recorded $45.5 million in total bookings. Of that, $35.5 million roughly 78% of bookings was deferred to later periods.

For this same period, we reported a total of $35 million in total revenue. Of that, approximately 30% related to bookings from 2006. Thirty five percent of the revenue was from bookings that were recorded in fiscal year 2005 and roughly 36% from bookings recorded in years 2002, 2003, and 2004.

There are several tables in the 10-K that explain in much greater detail the relationship between bookings and revenue. At this juncture, I’m not going to innumerate all of the financial results that are included in the 10-K filing. This data presented is just a snapshot of Bakbone over three years ago and it is not necessarily a reflection of the company’s results to date.

However, the filing provides important background and explains the impact of adopting the ratable method. This preceding discussion is simply a summary of the certain aspects of the information in the 10-K filing and it is necessarily incomplete.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

I encourage you to read the 10-K in its entirety for a more detailed discussion and information and not to rely solely upon the summary that I am providing on this call.

And as I’ve said, this was a very important step towards Bakbone becoming a current filer. Our intent is to commence with the necessary audits of 2007 through the current periods just as soon as practicable.

Finally, we continue testing and evaluating our internal controls, policies, and procedures and our information systems. The implementation of our revenue management system has continued in testing while we were finalizing our FY04 through ‘06 filings, but it is nearing completion.

We will be fully utilizing the system globally for our fiscal year 2009 and we are exploring the possibility of utilizing it for transactions originating in our FY08, if practicable.

I thank you for your time this afternoon and I sincerely appreciate the opportunity to share with you the progress that is being made and has been made on these fronts and as always, we will continue to update you as to our progress.

And with that I’ll turn the call back over J.J.

James Johnson:	Thanks Mike. Ken Horner, Bakbone’s Senior Vice President of Corporate Development and Strategy is with us today to tell you more about our RDP and the outlook for Bakbone for the remainder of fiscal 2009.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

Ken.

Ken Horner:	Thanks J.J. Our outlook for the remainder of fiscal 2009 remains positive. We will continue to focus on delivering products to market that further our integrated data protection strategy, or IDP. Bringing to market solutions for Windows applications is one of the three major pillars of Bakbone’s strategic vision.

Customers of all sizes are deploying more applications with business critical information. The increased importance of applications, such as databases, mail and messaging systems and collaboration tools have exponentially increased the amounts of data that’s required to be protected in a secure manner.

Customers need new solutions that not only protect data, but help them insure that the availability of their business critical applications are maximized. Organizations now have more stringent requirements around the recovery point objectives and the recovery time objectives for these applications and the data associated with them.

That thought has already delivered new solutions around Oracle, Microsoft SharePoint, Microsoft Exchange, Microsoft SQL Server, MySQL Server, and Lotus Domino since the introduction of our strategy.

We recently launched NetVault: Real-Time Data Protector, or RDP, which is an important enterprise class product that significantly reduces down time and its impact on a company’s ability to service its customers and generate revenue.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

RDP is the latest offering in Bakbone’s applicationware storage strategy. These products provide comprehensive protection and recoverability for business critical applications, providing an always on data protection solution for Microsoft Exchange, Microsoft SQL Server and the Windows file system environment. RDP dramatically reduces users’ application downtime to as little as 30 seconds and allows users to recover their Microsoft Exchange and Microsoft SQL Server data to any point in time.

This provides a significant peace of mind for users who cannot afford gaps in data protection from their traditional back-up policies. The introduction of RDP provides users with a flexible real time protection approach helping them to meet their increased RTO and RPO requirements.

So looking out at the rest of fiscal year 2009, Bakbone will continue to expand our solution set to provide more comprehensive and integrated protection and management solutions for business critical application data.

We also plan to explore new technologies to improve our customer’s ability to manage the compliance around their email and messaging systems. These types of solutions can provide users with new tools to more effectively manage this data over extended periods of time, while reducing the amount of physical data that users need to retain.

We will also look to expand our applications solutions sets around Microsoft Exchange, SQL Server, SharePoint and Oracle. These solutions allow the company to expand our activities beyond the traditional back-up and recovery market and theses solutions provide the company with an increased opportunity in double digit growth markets, such as real time data protection and archiving.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

This should give you a good idea of where Bakbone will be focused in the coming months and I know we will update you on our progress.

Now, I’ll turn the call over to J.J. Jim.

James Johnson:	Thanks for the review Ken. So in summary, Bakbone had a sales quarter that was, when taking into account seasonality, solid on a worldwide basis. Our worldwide product development and worldwide marketing teams had a very productive first quarter, which I believe will set the stage for the rest of 2009.

Our worldwide finance and accounting teams hit an eagerly awaited and critical milestone in filing our 10-K. I believe Bakbone has a bright fiscal 2009 ahead of us. So with that, I’ll open it up the call to questions.

Operator?

Operator:	Yes sir. At this time, I’d like to remind everyone, in order to ask a question, please press Star, then the number one on your telephone keypad. If you would like to withdraw your question, press the Pound key.

We’ll pause for just a moment to compile the Q&A Roster.

Again, to ask a question, please press star, then the number one on your telephone keypad.

Your first question comes from the line of (Doug Whitman).

James Johnson:	Hi (Doug).

Operator:	Mr. (Whitman) your line is open.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

(Doug Whitman):	Can you hear me?

James Johnson:	Yeah we can (Doug).

(Doug Whitman):	Hello. You can’t or you can?

James Johnson:	Yes we can.

(Doug Whitman):	Oh, okay. Good. I’m sorry. Anyway guys congratulations on very good numbers in a tough economic environment. And if you could talk a little bit more going back about - you mentioned a very critical win that you got over EMC in Legato and a little bit kind of what was the driving force product-wise? I’m sorry I missed a little bit of it, but if you could just add a little more what was the driving force product-wise about why you won that award in particular given the size that EMC offers?

James Johnson:	Yeah, certainly a win prospective that was with the major state university system. It was a heavily engaged network appliance environment, so the first thing that the customer noted was our strong capabilities around support for network environment, network appliance environment, specifically on task and some of the work that we’d completed recently there.

So, our leg up was clearly from a technology prospective. The support of the network appliance environment, as well as, as you can probably imagine in these state university systems, they have a very mixed environment relative to operating systems and limited technology resources, in fact, decreasing technology resources to actually manage these solutions to protect their mixed environments.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

So, the two things that - beyond the network appliance support that really registered with the customer, was our multi-platform support of our products and our very, very straight forward implementation and ease of use, where it allows them to leverage and maximize a single train administrator across multiple platforms.

So support of net appliance environment, the multi-platform support, and the ease of use were the contributing factors to our successful replacement of Legato Networker.

(Doug Whitman):	And then maybe a little bit when you make one of these significant wins like this and particularly, you know, NetAP is in a lot of universities, obviously, can you talk a little bit, what you know, given you’ve broken into one of these things what you’re trying to do to break into other universities?

I realize you don’t want to talk to particular universities because your competition might find out where your working, is the more of a dollar emphasis in your sales group now that’s going to be breaking more of these opportunities for you?

James Johnson:	No. I - you know, we’ve talked this obviously across industries and verticals and stuff. I mean, while this may open up some other avenues with - specifically if we can get case studies, you know, we really don’t try to focus down just to only one particular, and kind of like what Ken indicated, I mean, as there becomes potentially a little bit of slowness, the universities will be probably at a 2X element as far as their slowness goes.

(Doug Whitman):	Okay. And probably last question yield to - for other things. And I apologize, I may have missed during the transcript and I don’t have the transcript to read as I’m following, could you kind of - can you get some more color out of these great achievements that you’ve gotten these first set of filings behind about kind of what the time frame? And I apologize for missing some of that might be to get to other filings done?

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

James Johnson:	(Doug) I think what we’re looking right now, since the FY04,’05, ’06 really was the most complex because it caused us to go back to the inception of the company. We’ve set the stage for focusing principally on ’07 and ‘08 and we don’t have to go back in time to do those years. Everything is much more current and we’ve got an excellent baseline on which to begin to perform our audit responsibilities and reporting responsibilities for FY07 and ’08.

So to set kind of a specific data or anything like that, you know, we right now are still kind of getting through the aftermath of the filings today, but literally beginning tomorrow we’ve got our planning sessions internally to take some of the lessons learned from ’04, ’05, and ’06 and make sure that we’ve got our own work papers and financial statement reports starting to come together in good order applying that.

That said, you know, we fully expect to commence that work literally within the next few weeks.

(Doug Whitman):	And then I would, if I follow this, then there’s only one accounting firm now we’re going to pay fees to going forward?

James Johnson:	That’s correct.

(Doug Whitman):	Okay.

James Johnson:	Part of the complexity that caused some of the delays really are surrounding the fact there were multiple years and multiple firms and it just - as you can tell from what we’ve summarized in the presentation, there were a number of issues that needed attention and now we’ve paid attention to that and we can build on that and move forward.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

(Doug Whitman):	And so it’s - I realize you don’t want to put an exact time frame, but is there a chance that you could become current at the end of this calendar- before the end of this calendar year or is that expecting too much?

James Johnson:	Before the end of the calendar year, I don’t so. But Remember we have seven and eight to do, plus we necessarily will need to file our Q’s for FY09’s. So I don’t think that’s possible, but we will be in, you know, in the midst of forming our game plan beginning starting tomorrow and setting timeframes for our deliverables before the auditors walk through the door to commence ’07 and ’08.

(Doug Whitman):	Okay. Well congratulations. It’s quite an achievement. There’s a lot of CFO’s who couldn’t get it done. So thank you.

James Johnson:	Thank you (Doug) for your questions.

Operator:	Again, if you would like to ask a question, please press Star and the number 1 on your telephone keypad.

Your next question comes from the line of (Mark Comfort).

(Mark Comfort):	Good afternoon gentlemen.

James Johnson:	Hi (Mark).

Mike Compton:	Hi (Mark).

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

(Mark Comfort):	The previous caller did address the audit question that I had, but my follow-up question would be on your cash and your cash burn rate. Do you feel you have enough cash on hand without raising any additional cash to carry you for the next several quarters or would you expect...?

James Johnson:	Yes. We do believe right now that our sales bookings and our current cash position will sustain us nicely through the upcoming quarters. We don’t see doing anything else right now.

(Mark Comfort):	Okay. So are you able to say you’re cash flow positive or close to cash flow positive if you factor auditing fees?

James Johnson:	No, that’s not something that for the current period anyway, (Mark) that we’re addressing right now, but our cash balance and we believe our bookings will help to sustain us through this period.

(Mark Comfort):	Okay. Thank you. And my last question is as the previous caller indicated, I take KPMG now is out of the picture fully and you’re strictly dealing with Deloitte?

James Johnson:	That is correct.

(Mark Comfort):	Thank you.

James Johnson:	You’re welcome (Mark).

Operator:	Again, if you would like to ask a question, please press Star, then the number 1 on your telephone keypad.

BAKBONE SOFTWARE, INCORPORATED

Moderator: Jennifer Trager

08-06-08/4:00 pm CT

Confirmation # 58412020

There are no further questions at this time. Do you have any closing remarks?

James Johnson:	Yes we do. I want to appreciate everybody taking the time today and spending the last hour with us and getting an update and we look forward to the future and we look forward to talking to you again soon.

Thank you very much.

Operator:	This concludes today’s conference call. You may now disconnect your line.

END